Exhibit 10.2

August 28, 2017

Dear Guriqbal,

On behalf of Sarepta Therapeutics, Inc. (“Sarepta” or the “Company”), it is a great pleasure to extend you this offer of employment as Sr. Vice President, Chief Scientific Officer in Cambridge, MA effective on a date agreed upon following your acceptance of this offer (“Start Date”), reporting to Doug Ingram, President & Chief Executive Officer.

Base Salary.

In this position, you will earn an annual base salary of $390,000.00, subject to applicable taxes and withholdings, which will be paid on a bi-weekly basis.

Future Salary Increases.

If you join Sarepta between January 1 and September 30, you will be eligible for a pro-rated merit increase for the next calendar year’s Annual Compensation Review process. The Annual Compensation Review process generally takes place in the first quarter of the calendar year. Salary merit increases, if any, will be awarded at the Company’s discretion on the basis of your performance, and will be pro-rated.

Annual Bonus Program.

During your employment, you will also be eligible to participate in Sarepta’s annual bonus program. The target bonus opportunity for your position is 40% of your annual base salary, with the actual amount of such bonus, if any, being determined by the Company in its sole discretion, based on your performance and that of the Company against goals established by the Board.  You must commence your employment by September 30 in order to be eligible for a bonus for the calendar year during which you were hired. If you join the Company between January 1 and September 30, you will be eligible for a pro-rated bonus for that calendar year. You must be employed through the date bonuses are disbursed to employees generally in order to be eligible for the bonus. Additional details regarding Sarepta’s bonus program will be provided to you upon commencing employment.

New Hire Option Grant.

The Compensation Committee of our Board of Directors has approved an executive inducement grant of options to purchase 100,000 shares of the Company’s common stock (the “Option”) subject to you becoming an employee of the Company.  The Option grant will be subject to the terms, definitions and provisions of the Executive Inducement Stock Option Agreement by and between you and the Company (the “Option Agreement”) which Option Agreement is incorporated herein by reference.  Twenty-five percent (25%) of the shares underlying the Option will vest on the one (1) year anniversary of the Start Date, and 1/48th of the shares underlying the Option will vest on each monthly anniversary of the Start Date thereafter, such that the shares underlying the Option will be fully exercisable on the fourth annual anniversary of the Start Date, subject to your continued employment through any such anniversary dates.  Shares shall only vest on such dates; no rights to any vesting shall be earned or accrued prior to such dates.

Annual Equity Grant Program

You may also be eligible to be considered for the Company’s annual equity grant program based on your performance. If you join the Company between January 1 and September 30 of the current calendar year, you will be eligible for a prorated annual equity grant in the calendar year that follows, with the actual amount of such equity grant, if any, being determined by the Company in its sole discretion. If you join the Company after September 30 of the current calendar year, your eligibility to participate will be postponed by one more calendar year.

Benefits.

You will be eligible to participate in the benefit plans and programs made available by the Company from time to time for employees generally, subject to plan terms and generally applicable Company policies.  These currently include, but are not limited to:

-	health insurance such as medical, dental and vision;
-	company-paid basic life insurance, accidental death & dismemberment, and short- and long-term disability;
-	paid time off such as accrued vacation, sick leave and company-paid holidays;
-	401(k) retirement savings plan; and employee stock purchase plan;

Guriqbal Basi

August 28, 2017

For additional details, please review the enclosed Employees Benefits You Can Count On document.

Relocation/Temporary Housing.

The Company will reimburse you up to $87,500 for eligible relocation expenses, subject to applicable taxes and the terms of the enclosed Relocation Agreement.  Please review the Relocation Agreement for important related details and, if you agree to the terms outlined, please provide a signed copy together with your signed offer of employment letter.  [You acknowledge and agree that you will not be eligible for Company reimbursement of any relocation expenses unless you accept the Relocation Agreement before incurring any such expenses.]

Severance

You will be eligible for a severance agreement on terms approved by the Compensation Committee of the Board of Directors.

Intellectual Property

During the term of your employment, you may continue to reduce to practice the Prior Inventions (as defined in the Confidential Proprietary Rights and Non-Disclosure Agreement by and between Sarepta and you and having an Effective Date of August 14, 2017, the “NDA”) provided that you do not use any equipment, supplies, facilities or trade secret information of Sarepta and that such reduction to practice is performed on your own time.  You acknowledge and agree that any Invention (as defined in the NDA) so reduced to practice will constitute a Non-Listed Prior Invention (as defined in the NDA) and subject to the obligations set forth in the NDA, including the obligation to provide Sarepta with timely written notice thereof.

Background Check and Reference Check.

As a part of Sarepta’s employment process, we reserve the right to conduct background checks and/or reference checks on all potential employees to the fullest extent permitted under applicable law.  This offer of employment, therefore, is contingent upon your successful completion of these checks.

Parking.

As a part of Sarepta’s transportation assistance program, the Company will reimburse 50% of your parking or commuting services expenses, up to $140 per month, subject to generally applicable program terms and conditions, including acceptable substantiation of eligible expenses.

Employment At-Will.

This letter and your response are not intended to constitute a contract of employment for a definite term.  If you accept our offer of employment, you will be an employee at-will, meaning that either you or the Company may terminate our employment relationship at any time for any reason, with or without cause and with or without advance notice.  None of the benefits offered to you by the Company create a right to continue in employment for any particular period of time.  The terms and conditions of your employment, including without limitation your job title, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment at the Company’s sole discretion.

Proprietary Rights Agreement.

As a condition of your employment, you are required to sign a Confidential Proprietary Rights and Non-Disclosure Agreement (“Agreement”).  The Agreement is enclosed to give you an opportunity to read it carefully prior to your Hire Date.  The Agreement must be signed on or before your Hire Date as a condition of employment.

We would like to emphasize the importance we place on the proper treatment of all proprietary information, including that which you may have come into contact with in your prior employment.  The Company is extending this offer to you based upon your general skills and abilities, and not your possession of any trade secret, confidential or proprietary information of a former employer.  The Company requires that you do not obtain, keep, use for Sarepta’s benefit, or disclose this type of information from any prior employers to Sarepta.  By accepting this offer, you will also be affirming to the Company that you are not a party to any agreement with a prior employer that would prohibit your employment with us.

Moreover, you agree that during the term of your employment, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

617-274-4000    215 First Street, Cambridge, MA 02142

SAREPTA  COM

Guriqbal Basi

August 28, 2017

Eligibility for Employment.

In compliance with the United States’ Citizenship and Immigration Services, Sarepta must verify your identity and eligibility for employment in the United States within 3 business days of your Hire Date. For a list of acceptable documents, please visit http://www.uscis.gov/i-9.  Please bring the appropriate documents listed on that form with you when you report for work.  Sarepta will not be able to employ you if you fail to comply with this requirement.

In addition, since the Company is a Federal contractor, we participate in e-Verify, an Internet-based system that allows businesses to determine the eligibility of their employees to work in the United States.  For more information on this service, please visit http://www.uscis.gov/e-verify.

Acceptance.

If you wish to accept this offer of employment with Sarepta, please sign below and return one signed copy to me.  This offer of employment will expire on Tuesday, August 29, 2017.

This offer of employment, the Relocation Agreement, and the Confidential Proprietary Rights and Non-Disclosure Agreement (described below) constitute the entire agreement, and supersedes all prior agreements, understanding or statements concerning your employment and all related matters, including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This offer of employment letter, including, but not limited to, its at-will employment provision, may not be modified or amended, and no breach is regarded as waived, except by a written agreement signed by the Company’s CEO and President and you.

We are pleased to welcome you to Sarepta.  If you have any questions, please do not hesitate to contact me at 617-274-4004.

Sincerely,

/s/ Doug Ingram
Doug Ingram
President & Chief Executive Officer

Enclosures

Agreed to and accepted:
I accept the written terms in this offer of employment letter.

Signature	/s/ Guriqbal S. Basi	Date:	August 29, 2017

617-274-4000    215 First Street, Cambridge, MA 02142

SAREPTA  COM